Nelnet Reports Fourth Quarter 2020 Results
•GAAP net income $6.10 per share
•Gain from ALLO recapitalization $5.10 per share
LINCOLN, Neb., February 25, 2021 - Nelnet (NYSE: NNI) today reported GAAP net income of $235.0 million, or $6.10 per share, for the fourth quarter of 2020, compared with GAAP net income of $42.4 million, or $1.06 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $240.4 million, or $6.23 per share, for the fourth quarter of 2020, compared with $44.6 million, or $1.12 per share, for the same period in 2019.
During the fourth quarter of 2020, the company recognized a gain of $258.6 million (or $196.5 million after tax, or $5.10 per share) from the previously announced recapitalization and deconsolidation of ALLO Communications LLC (ALLO).
The operating results during the fourth quarter of 2020 were also impacted by the recognition of a $24.8 million (or $18.8 million after tax, or $0.49 per share) non-cash loss related to the company's solar investments, the accounting treatment for which results in accelerated losses in the initial years of investment.
"The resilience of the Nelnet team came through in 2020, leading to record results and positioning the company well for the new year,” said Jeff Noordhoek, chief executive officer of Nelnet. “The fourth quarter was highlighted by the ALLO transaction to accelerate their growth into new communities, and we were also delighted to win the servicing for the private student loans in the process of being sold by Wells Fargo, which will significantly increase our private loan servicing portfolio. While our tax equity solar investments negatively impact our short-term earnings results, we like the cash flow and long-term earnings potential from these investments.”
Asset Generation and Management
The AGM operating segment reported net interest income of $84.3 million during the fourth quarter of 2020, compared with $59.5 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized an expense from derivative settlements of $4.0 million during the fourth quarter of 2020, compared with income of $6.1 million for the same period in 2019. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $80.3 million and $65.6 million in the fourth quarter of 2020 and 2019, respectively. The increase in net interest income and derivative settlements was due to an increase in core loan spread in 2020 and was partially offset by the expected decrease in the average balance of loans outstanding from $21.0 billion in the fourth quarter of 2019 to $19.8 billion for the same period in 2020.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.50 percent for the quarter ended December 31, 2020, compared with 1.14 percent for the same period in 2019. Core loan spread benefited from lower interest rates. The company has a portfolio of student loans that are earning interest at a fixed borrower rate and are financed with variable rate debt. As a result, in a low interest rate environment, the company earns additional spread income that it refers to as floor income. During the three months ended December 31, 2020, the company recognized $32.3 million of floor income (net of $3.9 million in derivative settlements paid), compared with $20.0 million (including $4.3 million of derivative settlements received) for the comparable period in 2019. The company anticipates receiving significant fixed rate floor income in future periods.
The company recognized a negative provision for loan losses of $10.1 million for the three months ended December 31, 2020. On January 1, 2020, the company adopted the CECL accounting standard, which requires the company to record expected life of loan losses on all loans. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The negative provision recognized by the company in the fourth quarter of 2020 was affected by improved forecasted economic conditions.
The company's total allowance for loan losses of $175.7 million at December 31, 2020 represents reserves equal to 0.7% of the company's federally insured loans (or 26.3% of the risk not covered by the federal guaranty), 5.9% of the company's private education loans, and 24.9% of the company's consumer loans.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.
2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $114.0 million for the fourth quarter of 2020, compared with $113.1 million for the same period in 2019. As of December 31, 2020, the company was servicing $490.2 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans for 15.2 million borrowers. Due to decreased servicing and transaction activity as a result of all federally held student loans being in an administrative forbearance since March 13, 2020 due to COVID-19, the company has been able to transition associates to help certain state agencies process unemployment claims and conduct health contact tracing. Revenue earned under these temporary contracts was $12.3 million during the fourth quarter of 2020. This revenue helped offset the decrease in loan servicing revenue from lower fees paid by the Department of Education (Department) while COVID relief is in effect.
Net income for the Loan Servicing and Systems segment was $9.0 million for the three months ended December 31, 2020, compared with $9.8 million for the same period in 2019. The decrease in net income in 2020 was due to additional costs incurred to meet increased service and security standards under the company's servicing contracts with the Department.
The current servicing contracts with the Department are currently scheduled to expire on June 14, 2021, but provide the potential for an additional six-month extension at the Department’s discretion through December 14, 2021. The Consolidated Appropriations Act, 2021, signed into law on December 27, 2020, provides that the Department may extend the period of performance for the servicing contracts for up to two additional years to December 14, 2023.
Loan Servicing and Acquisition Opportunity
In December of 2020, Wells Fargo announced the sale of its approximately $10 billion portfolio of private education student loans representing approximately 475,000 borrowers. In conjunction with the sale, the company was selected as servicer of the portfolio and will begin servicing the portfolio following a series of loan transfers during the first half of 2021. In addition, the company has entered into agreements to participate in a joint venture to acquire the portfolio. The company expects to own approximately 8 percent of the interest in the loans and, dependent upon financing, currently expects to invest approximately $100 million as part of the acquisition.
Education Technology, Services, and Payment Processing

For the fourth quarter of 2020, revenue from the Education Technology, Services, and Payment Processing operating segment was $65.1 million, compared to $63.6 million for the same period in 2019.
For the fourth quarter of 2020, the company earned $0.3 million of interest income on tuition funds held in custody for schools, as compared to $2.1 million in the same period in 2019. The decrease in interest income was due to a decrease in interest rates. If interest rates remain at current levels, the company anticipates this segment will earn minimal interest income in future periods.
Net income for the Education Technology, Services, and Payment Processing segment was $9.2 million for the three months ended December 31, 2020, compared with $7.3 million for the same period in 2019.
Communications
As previously disclosed, on October 1, 2020, the company entered into various agreements with SDC Allo Holdings, LLC (SDC), a third party global digital infrastructure investor, and ALLO, to recapitalize and provide additional funding for ALLO. As part of the recapitalization, ALLO received proceeds from SDC as the purchase price payment by SDC for the issuance of membership units of ALLO. Upon the receipt of regulatory approvals on December 21, 2020, SDC, the company, and members of ALLO’s management own approximately 48 percent, 45 percent, and 7 percent, respectively, of the outstanding voting membership interests of ALLO, and Nelnet deconsolidated ALLO from its consolidated financial statements. Upon deconsolidation of ALLO on December 21, 2020, the company recognized a gain of $258.6 million.
For the period October 1, 2020 through December 21, 2020 (the date ALLO's operating results were deconsolidated from the company), ALLO recognized a loss of $10.9 million, which includes $9.3 million (or $7.1 million after tax, or $0.18 per share) of compensation expense recognized as a result of the ALLO recapitalization for the modification of certain equity awards previously granted to members of ALLO's management.

Subsequent to the recapitalization and deconsolidation of ALLO, the company will account for its investment in ALLO under the Hypothetical Liquidation at Book Value (HLBV) method of accounting. The HLBV method of accounting is used by the company for equity method investments when the liquidation rights and priorities as defined by an equity investment agreement differ from what is reflected by the underlying percentage ownership or voting interests. Applying the HLBV method of accounting, the company will recognize a significant portion of ALLO’s anticipated losses over the next several years as it continues the planned expansion of its network.
Nelnet Bank
On November 2, 2020, the company obtained final approval from the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance and from the Utah Department of Financial Institutions (UDFI) for an industrial bank charter in connection with the establishment of Nelnet Bank, and Nelnet Bank launched operations. Nelnet Bank operates as an internet Utah-chartered industrial bank franchise focused on the private education loan marketplace, with a home office in Salt Lake City, Utah.
Year-End Results
GAAP net income for the year ended December 31, 2020 was $352.4 million, or $9.02 per share, compared with GAAP net income of $141.8 million, or $3.54 per share, for 2019. Net income in 2020, excluding derivative market value adjustments1, was $373.8 million, or $9.57 per share, compared with $199.7 million, or $4.99 per share, for 2019.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 27 percent of the company's revenue in 2020; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing and awards of contracts to other parties, including the pending and uncertain nature of the Department's procurement process, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented for an extended period of time or at all, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks related to the expected benefits to the company and to ALLO from the recapitalization and additional funding for ALLO and the company's continuing investment in ALLO, and risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, such as the planned transactions associated with the sale by Wells Fargo of its private education loan portfolio, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as

LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2020. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income:
Loan interest	$132,673	134,507	204,638	595,113	914,256
Investment interest	6,165	5,238	7,720	24,543	34,421
Total interest income	138,838	139,745	212,358	619,656	948,677
Interest expense:
Interest on bonds and notes payable and bank deposits	52,282	58,423	148,106	330,071	699,327
Net interest income	86,556	81,322	64,252	289,585	249,350
Less (negative provision) provision for loan losses	(10,116)	(5,821)	13,000	63,360	39,000
Net interest income after provision for loan losses	96,672	87,143	51,252	226,225	210,350
Other income/expense:
Loan servicing and systems revenue	113,990	113,794	113,086	451,561	455,255
Education technology, services, and payment processing revenue	65,097	74,121	63,578	282,196	277,331
Communications revenue	19,253	20,211	17,499	76,643	64,269
Other	(12,350)	1,502	10,973	57,561	47,918
Gain on sale of loans	—	14,817	15,549	33,023	17,261
Gain from deconsolidation of ALLO	258,588	—	—	258,588	—
Impairment expense and provision for beneficial interests	9,696	—	—	(24,723)	—
Derivative market value adjustments and derivative settlements, net	(11,059)	1,049	3,170	(24,465)	(30,789)
Total other income/expense	443,215	225,494	223,855	1,110,384	831,245
Cost of services:
Cost to provide education technology, services, and payment processing services	18,782	25,243	19,002	82,206	81,603
Cost to provide communications services	5,573	5,914	5,327	22,812	20,423
Total cost of services	24,355	31,157	24,329	105,018	102,026
Operating expenses:
Salaries and benefits	136,612	126,096	124,561	501,832	463,503
Depreciation and amortization	31,350	30,308	28,651	118,699	105,049
Other expenses	45,391	34,744	46,710	160,574	194,272
Total operating expenses	213,353	191,148	199,922	781,105	762,824
Income before income taxes	302,179	90,332	50,856	450,486	176,745
Income tax expense	(70,573)	(19,156)	(9,022)	(100,860)	(35,451)
Net income	231,606	71,176	41,834	349,626	141,294
Net loss attributable to noncontrolling interests	3,385	327	546	2,817	509
Net income attributable to Nelnet, Inc.	$234,991	71,503	42,380	352,443	141,803
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$6.10	1.86	1.06	9.02	3.54
Weighted average common shares outstanding - basic and diluted	38,552,261	38,538,476	39,896,232	39,059,588	40,047,402

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Assets:
Loans and accrued interest receivable, net	$20,185,656	20,076,542	21,402,868
Cash, cash equivalents, and investments	1,114,189	573,143	381,005
Restricted cash	837,146	805,225	1,088,695
Goodwill and intangible assets, net	217,162	215,613	238,444
Other assets	292,007	552,003	597,958
Total assets	$22,646,160	22,222,526	23,708,970
Liabilities:
Bonds and notes payable	$19,320,726	19,215,053	20,529,054
Bank deposits	54,633	—	—
Other liabilities	642,452	604,642	788,822
Total liabilities	20,017,811	19,819,695	21,317,876
Equity:
Total Nelnet, Inc. shareholders' equity	2,632,042	2,399,485	2,386,712
Noncontrolling interests	(3,693)	3,346	4,382
Total equity	2,628,349	2,402,831	2,391,094
Total liabilities and equity	$22,646,160	22,222,526	23,708,970
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
GAAP net income attributable to Nelnet, Inc.	$234,991	42,380	352,443	141,803
Realized and unrealized derivative market value adjustments (a)	7,071	2,930	28,144	76,195
Tax effect (b)	(1,697)	(703)	(6,755)	(18,287)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$240,365	44,607	373,832	199,711

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$6.10	1.06	9.02	3.54
Realized and unrealized derivative market value adjustments (a)	0.18	0.07	0.72	1.90
Tax effect (b)	(0.05)	(0.01)	(0.17)	(0.45)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$6.23	1.12	9.57	4.99

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended December 31,
	2020	2019
Variable loan yield, gross	2.76%	4.36%
Consolidation rebate fees	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.01	0.02
Variable loan yield, net	1.93	3.55
Loan cost of funds - interest expense	(1.08)	(2.83)
Loan cost of funds - derivative settlements (a) (b)	(0.00)	0.04
Variable loan spread	0.85	0.76
Fixed rate floor income, gross	0.73	0.30
Fixed rate floor income - derivative settlements (a) (c)	(0.08)	0.08
Fixed rate floor income, net of settlements on derivatives	0.65	0.38
Core loan spread	1.50%	1.14%

Average balance of AGM's loans	$19,753,650	21,040,484
Average balance of AGM's debt outstanding	19,402,942	20,850,214

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended December 31,
	2020	2019
Core loan spread	1.50%	1.14%
Derivative settlements (1:3 basis swaps)	0.00	(0.04)
Derivative settlements (fixed rate floor income)	0.08	(0.08)
Loan spread	1.58%	1.02%
(b)    Derivative settlements include the net settlements (paid) received related to the company’s 1:3 basis swaps.
(c)    Derivative settlements include the net settlements (paid) received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended December 31,
	2020	2019
Variable interest income, gross	$137,838	231,689
Consolidation rebate fees	(41,641)	(43,846)
Discount accretion, net of premium and deferred origination costs amortization	246	1,069
Variable interest income, net	96,443	188,912
Interest on bonds and notes payable	(52,435)	(148,269)
Derivative settlements (basis swaps), net (a)	(60)	1,839
Variable loan interest margin, net of settlements on derivatives (a)	43,948	42,482
Fixed rate floor income, gross	36,202	15,727
Derivative settlements (interest rate swaps), net (a)	(3,928)	4,261
Fixed rate floor income, net of settlements on derivatives (a)	32,274	19,988
Core loan interest income (a)	76,222	62,470
Investment interest	4,361	3,937
Intercompany interest	(230)	(787)
Net interest income (net of settlements on derivatives) (a)	$80,353	65,620

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended December 31,
	2020	2019
Net interest income (net of settlements on derivatives)	$80,353	65,620
Derivative settlements (1:3 basis swaps)	60	(1,839)
Derivative settlements (fixed rate floor income)	3,928	(4,261)
Net interest income	$84,341	59,520